EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-120089) on Form S-8 of West Bancorporation, Inc. of our report dated June 21, 2013, relating to our audits of the financial statements and supplemental schedules of the West Bancorporation, Inc. Employee Savings and Stock Ownership Plan, which appears in this Annual Report on Form 11-K of West Bancorporation, Inc. Employee Savings and Stock Ownership Plan for the year ended December 31, 2012.

/s/ McGladrey LLP

Des Moines, Iowa
June 21, 2013